(EXHIBIT 11)

CONCORDE CAREER COLLEGES, INC.

COMPUTATION OF PER SHARE EARNINGS

	Basic EPS Six Months Ended June 30,		Diluted EPS Six Months Ended June 30,
	2003	2002	2003	2002
Weighted average shares outstanding	5,853,000	3,989,000	5,853,000	3,989,000
Options			426,000	321,000
Debt/nondetachable warrants				1,287,000
Convertible preferred stock				533,000

Adjusted weighted average shares	5,853,000	3,989,000	6,279,000	6,130,000

Net income	$3,020,000	$1,834,000	$3,020,000	$1,834,000
Interest on convertible debt, net of tax				54,000
Class B preferred stock accretion		(106,000)

Income available to common shareholders	$3,020,000	$1,728,000	$3,020,000	$1,888,000

Net income per share	$.52	$.43	$.48	$.31

	Basic EPS Three Months Ended June 30,		Diluted EPS Three Months Ended June 30,
	2003	2002	2003	2002
Weighted average shares outstanding	5,860,000	3,992,000	5,860,000	3,992,000
Options			457,000	335,000
Debt/nondetachable warrants				1,287,000
Convertible preferred stock				533,000

Adjusted weighted average shares	5,860,000	3,992,000	6,317,000	6,147,000

Net income	$1,485,000	$996,000	$1,485,000	$996,000
Interest on convertible debt, net of tax				27,000
Class B preferred stock accretion		(54,000)

Income available to common shareholders	$1,485,000	$942,000	$1,485,000	$1,023,000

Net income per share	$.25	$.24	$.24	$.17